Exhibit 99.1

Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com

Bionovo Announces An Additional 180 Day Period To Regain Compliance With Nasdaq’s Bid Price Rule

EMERYVILLE, Calif. – September 19, 2011 -- Bionovo, Inc. (NASDAQ: BNVI), a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, today announced that, on September 14, 2011, the company received a letter from Nasdaq granting an additional 180 day period to regain compliance with Nasdaq’s Bid Price Rule.

The Company had first been notified on March 14, 2011, that, for the prior 30 consecutive business days, the bid price of its common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market. The letter stated that the company had been provided a period of 180 calendar days, or until September 12, 2011, to regain compliance. The letter also stated that, in the event the Company did not regain compliance with the Rule within the 180 day period, the Company would be eligible for additional time, if the Company met the continued listing requirement for market value of publicly held shares and all other initial listing standards. In its letter dated September 14th, Nasdaq informed the Company that it has been granted an additional 180 calendar days, or until March 12, 2012.

If, at anytime before March 12, 2011, the bid price of the common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that compliance has been regained, and the matter will be closed.

If compliance cannot be demonstrated by March 12, 2012, Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel (the “Panel”). Please note that if the Company appeals, it will be asked to provide a plan to regain compliance to the Panel, and that historically Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency.

For further information on the relevant Nasdaq rules, please consult the Nasdaq Listing Rules at https://listingcenter.nasdaqomx.com/Home.aspx .

The deficiency letter has no effect on the listing of the company's common stock at this time and its common stock will continue to trade on the Nasdaq Capital Market under the symbol "BNVI".

About Bionovo, Inc.
Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.